Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this current report on Form 8-K/A of Banctrust Financial Group, Inc. of our reports, each dated March 15, 2007, relating to our audit of management’s assessment of internal control over financial reporting of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 2006, and our audit of the consolidated financial condition of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 2006 and 2005, and the related statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

December 21, 2007